Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of NxStage Medical, Inc. for the registration of common stock, debt securities, preferred stock, and warrants and to the incorporation by reference therein of our reports dated March 12, 2010, with respect to the consolidated financial statements of NxStage Medical, Inc. and the effectiveness of internal control over financial reporting of NxStage Medical, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst&Young LLP
Boston, Massachusetts
November 17, 2010